Exhibit 99.1

NEWS RELEASE

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Janet Brumfield

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CISO Global Acquires Veteran-Owned SB Cyber Technologies

Top Managed Cybersecurity and Compliance Provider Expands Capabilities with Leading

Endpoint Protection and Response Technology

Scottsdale, Ariz. July 19, 2023 – CISO Global, Inc. (NASDAQ: CISO), an industry leader as a managed cybersecurity and compliance provider announced that it has acquired SB Cyber Technologies, LLC, a cybersecurity company that specializes in identifying, enhancing and applying emerging government and military grade capabilities to critical commercial technical security challenges.

Under the terms of the agreement, SC Cyber has become a wholly owned subsidiary of CISO Global.

Based in Chesapeake, Va. and founded by former members of the U.S. intelligence and special operations communities, SB Cyber developed CHECKLIGHT®, a powerful and proactive Endpoint Detection and Response (EDR) technology that detects potential threats to endpoints, such as laptops and desktops, on a continuous basis. Speaking to the tool’s efficacy, SB Cyber Technologies CEO Rob Hegedus commented, “With over 3 million hours of operational run time since inception, CHECKLIGHT has zero instances of sophisticated malware getting through undetected. Six months into a pilot program for one of the largest self-insured organizations in the United States, it has decreased cyber breach losses to zero at a cost that provides immediate economic ROI.”

“SB Cyber enables us to accelerate our strategy to bring additional talent and a powerful leading-edge technology to our customers at a time when cyber threats are increasingly becoming more prevalent and harder to circumvent,” said David Jemmett, CEO and founder of CISO Global. “CHECKLIGHT® expands our proprietary capabilities and value proposition to the market, allowing us to deliver the full spectrum of services required today to be truly cyber resilient.”

CHECKLIGHT® uses the same cybersecurity software engine used by several federal agencies; it identifies unauthorized processes associated with fraudulent phishing attacks, hacking, imposter scams, malware, ransomware and viruses.

CEO of SB Technologies, Rob Hegedus, said of the acquisition, “We created CHECKLIGHT® four years ago to combine the best in cybersecurity technology and insurance expertise to protect the most vulnerable members of our economic ecosystem. After an extremely successful initial deployment to our clientele, we continue to collect historical data that unequivocally shows a dramatic decrease not only in data breaches but also subsequent insurance losses. Now it’s time to expand this capability to a larger audience. We are excited to join the CISO Global family and bring the unique power of CHECKLIGHT® and its warranty to a worldwide client base.”

SB Technologies will continue to be based in Virginia. The intellectual property of CHECKLIGHT® will be added to the growing portfolio of next generation solutions whose IP is held in CISO Global’s subsidiary, vCISO, LLC.

Since the company’s inception in 2019, CISO Global has acquired 16 companies to expand its geographic footprint, broaden its solutions portfolio, and build its talent base to deliver fully managed end-to-end cybersecurity and compliance services to enterprises in the U.S. and Latin America. The acquisition of SB Cyber Technologies marks its seventeenth acquisition.

About CISO Global

CISO Global, Inc/(Nasdaq: CISO) is a leader in delivering managed security and compliance services to enterprise and government clients, bringing together expert practitioners and thought leaders, proprietary innovations, and tailored solutions that drive cyber resilience. With a presence throughout the U.S. and Latin America, the Scottsdale, Arizona based company spans geographies, specialties, industries, regulatory frameworks, and focus areas. CISO Global experts include auditors, risk and compliance specialists, certified forensics experts, ethical hackers, security engineers, and around-the-clock security analysts. For more information about the company, visit us on LinkedIn, Twitter or at www.ciso.inc.

Safe Harbor Statement

This news release contains certain statements that may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, among others, our expectation that the CEO of SB Cyber Technologies will continue to manage the company’s team of professionals and will work closely with its leadership; our belief that SB Cyber Technologies expands our technology stack expansion strategy and adds to our SOC/managed detection and response services; our belief that cybersecurity requires both human and technological capabilities to properly address the security demands of businesses and organizations; our belief that SB Cyber Technologies is an excellent cultural fit with the CISO Global family of companies; our belief that we will lead the future revolution of new security services; the belief that SB Cyber Technologies joining the CISO Global family of companies will result in the ability to deliver a more trusted security experience; and our belief that creating a strong parent brand in the marketplace is essential while ensuring the new identity matches the global enterprise the company is actively becoming. These statements are often, but not always, made through the use of words or phrases such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “predict,” “plan,” “project,” “continuing,” “ongoing,” “potential,” “opportunity,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar words or phrases. These statements reflect our current views, expectations, and beliefs concerning future events and are subject to substantial risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, risks related to our ability to raise capital; our ability to increase revenue and cash flow and become profitable; our ability to recruit and retain key talent; our ability to identify and consummate acquisitions; our ability to acquire, attract, and retain clients; and other risks detailed from time to time in the reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation and do not intend to update any forward-looking statements, whether as a result of new information, future developments, or otherwise.